 Exhibit 99.1

Contacts:	For news media – Dan McCarthy, 610-774-5997
For financial analysts – Joseph P. Bergstein, 610-774-5609

PPL Corporation Reports 2014 Earnings

-- Earnings from ongoing operations of $2.45 per share at the top end of 2014 forecast range

-- Company announces 2015 earnings forecast range, excluding Supply business, of $2.05 to $2.25 per share

-- Company targets 4 to 6 percent compound annual growth in earnings per share

ALLENTOWN, Pa., Feb. 5, 2015 /PRNewswire/ -- PPL Corporation (NYSE: PPL) on Thursday (2/5) announced reported earnings for 2014 of $1.74 billion, or $2.61 per share, compared with $1.13 billion, or $1.76 per share in 2013.

Earnings from ongoing operations, which exclude special items, were $1.63 billion, or $2.45 per share. That result was at the top end of the 2014 forecast range for earnings from ongoing operations of $2.37 to $2.47 per share. Earnings from ongoing operations in 2013 were $1.59 billion, or $2.45 per share.

“2014 was another very successful year for PPL. Not only did we achieve strong earnings results in our regulated utility and competitive supply segments, but we made significant progress in the spinoff of our Supply business, which is designed to unlock significant value for our shareowners,” said William H. Spence, PPL's chairman, president and Chief Executive Officer.

“The continued excellent performance of our utility operations in the United States and the United Kingdom and the significant ongoing infrastructure investments in those companies, combined with the significant progress in restructuring our corporate support operations, gives us confidence in PPL’s ability to achieve compound annual earnings growth of 4 to 6 percent annually through at least 2017, following the spinoff of our Supply business,” said Spence.

“Also, our Supply business performance was very strong in a turbulent market in 2014, providing further evidence that Talen Energy will be an important, resilient player in the U.S. merchant power sector,” he said.

The company is spinning off PPL Energy Supply, which will be combined with Riverstone's competitive generation business to form a new publicly traded company called Talen Energy. Spence said regulatory approvals are proceeding as expected and that PPL Corporation and Riverstone have accepted the Federal Energy Regulatory Commission’s additional market mitigation measures, which the parties believe will not have a materially different impact on the future operating results of Talen than the original proposal.

“Our internal transition work also is on schedule, including the identification of $75 million of targeted annual ongoing corporate support cost savings, and we expect to close this transaction in the second quarter of 2015,” said Spence.

The company announced its 2015 forecast -- $2.05 to $2.25 per share -- for earnings from its regulated utility operations in the United States and the United Kingdom. “To provide our investors with a clear picture of the financial performance of the going-forward part of our portfolio, we are excluding from our 2015 forecast any earnings from our competitive generation business and net costs associated with the Supply spinoff,” said Spence. The company will report actual earnings results for the Supply business until the spinoff is complete, Spence said.

For the fourth quarter, PPL’s reported earnings were $695 million, or $1.04 per share, compared with a reported loss of $98 million, or $0.16 per share, in the fourth quarter of 2013. Adjusting for special items, fourth quarter earnings from ongoing operations were $388 million, or $0.58 per share, compared with $394 million, or $0.60 per share, in the fourth quarter of 2013.

2014 Earnings Details

PPL's 2014 reported earnings include net special-item after-tax benefits of $108 million, or $0.16 per share; 2013 reported earnings included net special-item after-tax charges of $461 million, or $0.69 per share.

Special items for 2014 include benefits from the sale of the company’s Montana hydroelectric generating facilities and from foreign currency-related economic hedges, partially offset by various charges related to the spinoff of PPL Energy Supply and changes in the accrual for line losses at the company’s U.K. subsidiary.

Reported earnings are calculated in accordance with U.S. generally accepted accounting principles (GAAP). Earnings from ongoing operations, a non-GAAP financial measure, are adjusted for special items that are fully detailed at the end of this news release.

(Dollars in millions, except for per share amounts)	2014	2013	% Change

Reported Earnings	$1,737	$1,130	54%
Reported Earnings Per Share	$2.61	$1.76	48%
Earnings from Ongoing Operations	$1,629	$1,591	2%
Earnings from Ongoing Operations Per Share	$2.45	$2.45	0%

See the tables at the end of the news release for the reconciliation of reported earnings (loss) to earnings from ongoing operations.

Fourth Quarter 2014 Earnings Details

PPL's reported earnings for the fourth quarter of 2014 include net special-item after-tax benefits of $307 million, or $0.46 per share. Reported earnings for the fourth quarter of 2013 included net special-item after-tax charges of $492 million, or $0.76 per share. Special items for the fourth quarter of 2014 include benefits from the sale of the company’s Montana hydroelectric generating facilities, adjusted energy-related economic activity and foreign currency-related economic hedges.

(Dollars in millions, except for per share amounts)	4th Quarter
	2014	2013	% Change

Reported Earnings (Loss)	$695	$(98)	809%
Reported Earnings (Loss) Per Share	$1.04	$(0.16)	750%
Earnings from Ongoing Operations	$388	$394	(2)%
Earnings from Ongoing Operations Per Share	$0.58	$0.60	(3)%

See the tables at the end of the news release for the reconciliation of reported earnings (loss) to earnings from ongoing operations.

Full Year and Fourth-Quarter 2014 Earnings by Business Segment

The following chart shows PPL's earnings by segment for 2014 and the fourth quarter of 2014, compared with the same periods of 2013.

	Year		4th Quarter
Per Share	2014	2013	2014	2013
Earnings from ongoing operations
U.K. Regulated	$1.37	$1.32	$0.36	$0.30
Kentucky Regulated	0.47	0.48	0.10	0.12
Pennsylvania Regulated	0.40	0.31	0.10	0.07
Supply	0.29	0.39	0.05	0.13
Corporate and Other1	(0.08)	(0.05)	(0.03)	(0.02)
Total	$2.45	$2.45	$0.58	$0.60

Special items
U.K. Regulated	$0.11	$0.11	$0.08	$(0.02)
Kentucky Regulated	–	–	–	–
Pennsylvania Regulated	(0.01)	–	–	–
Supply	0.17	(0.80)	0.38	(0.74)
Corporate and Other1,2	(0.11)	–	–	–
Total	$0.16	$(0.69)	$0.46	$(0.76)

Reported earnings (loss)
U.K. Regulated	$1.48	$1.43	$0.44	$0.28
Kentucky Regulated	0.47	0.48	0.10	0.12
Pennsylvania Regulated	0.39	0.31	0.10	0.07
Supply	0.46	(0.41)	0.43	(0.61)
Corporate and Other1,2	(0.19)	(0.05)	(0.03)	(0.02)
Total	$2.61	$1.76	$1.04	$(0.16)

1 This category primarily includes unallocated corporate-level financing and other costs.
2 2014 reported earnings and special items include certain costs related to the anticipated spinoff of PPL Energy Supply.

For an itemization of special items by segment, see the reconciliation tables at the end of this news release.

 Key Factors Impacting Segment Earnings from Ongoing Operations

U.K. Regulated Segment
PPL's U.K. Regulated segment primarily consists of the regulated electricity delivery operations of Western Power Distribution, serving southwest and central England and south Wales.

Segment earnings from ongoing operations in 2014 increased by $0.05 per share compared to a year ago, due to higher utility revenues resulting from April 2014 and April 2013 price increases (net of adverse weather impacts) and lower operation and maintenance expense resulting from decreased pension expense, partially offset by higher U.S. income taxes resulting from a tax benefit recorded in the prior year and an increase in taxable dividends in 2014, higher depreciation and financing costs.

Segment earnings from ongoing operations in the fourth quarter of 2014 increased by $0.06 per share compared to a year ago, primarily due to lower operation and maintenance expense and higher revenues due to the April 2014 price increase (net of adverse weather impacts).

Kentucky Regulated Segment
PPL's Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and Kentucky Utilities Company.

Segment earnings from ongoing operations decreased in 2014 by $0.01 per share compared to a year ago, due to higher operation and maintenance expense driven by the timing and scope of scheduled generation outages, higher uncollectible accounts and storm-related expenses, and higher financing costs due to a 2013 debt issuance, partially offset by higher returns on additional environmental capital investments and higher sales due to favorable weather.

Segment earnings from ongoing operations in the fourth quarter of 2014 decreased by $0.02 per share compared to a year ago, due to higher operation and maintenance expense driven by the timing and scope of scheduled generation outages and higher financing costs, partially offset by returns on additional environmental capital investments.

Pennsylvania Regulated Segment
PPL's Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.

Segment earnings from ongoing operations in 2014 increased by $0.09 per share compared to a year ago, primarily due to returns on additional transmission and distribution improvement capital investments and lower operation and maintenance expense, partially offset by higher financing costs and depreciation.

Segment earnings from ongoing operations in the fourth quarter of 2014 increased by $0.03 per share compared to a year ago, primarily due to returns on additional transmission capital investments and lower operation and maintenance expense.

Supply Segment
PPL's Supply segment consists primarily of the competitive electricity generation and energy marketing operations of PPL Energy Supply.

Segment earnings from ongoing operations in 2014 decreased by $0.10 per share compared to a year ago, primarily due to lower margins from lower energy and capacity prices, partially offset by favorable baseload asset performance, gains on certain commodity positions, net benefits of unusually cold weather in the first quarter of 2014, lower financing costs and lower income taxes.

Segment earnings from ongoing operations in the fourth quarter of 2014 decreased by $0.08 per share compared to a year ago, primarily due to lower margins from lower energy and capacity prices and higher operation and maintenance expenses, partially offset by gains on certain commodity positions and lower financing costs.

2015 Regulated Utility Earnings Forecast by Segment (Excludes Supply Segment)

	2015 forecast midpoint	2014 regulated utility earnings from ongoing operations (adjusted)
Earnings per share
U.K. Regulated	$ 1.38	$ 1.37
Kentucky Regulated	0.48	0.47
Pennsylvania Regulated	0.39	0.40
Corporate and Other1	(0.10)	(0.21)
Total	$ 2.15	$ 2.03

1 This category primarily includes unallocated corporate-level financing and other costs. For 2014, regulated utility earnings from ongoing operations (adjusted) reflects the full impact of dissynergies related to the spinoff of PPL Energy Supply: Indirect O&M ($0.07), Interest ($0.05) and Depreciation ($0.01).

See the tables at the end of this news release for a reconciliation of reported earnings (loss) to earnings from ongoing operations to 2014 regulated utility earnings from ongoing operations (adjusted).

U.K. Regulated Segment
PPL projects higher segment earnings in 2015 compared with 2014, primarily driven by lower income taxes and a more favorable foreign currency exchange rate, partially offset by lower utility revenue. The 2015 foreign currency exposure for this segment is 97 percent hedged.

Kentucky Regulated Segment
PPL projects higher segment earnings in 2015 compared with 2014, primarily driven by electric and gas base rate increases and returns on additional environmental capital investments, partially offset by higher operation and maintenance expense, higher depreciation and higher financing costs.

Pennsylvania Regulated Segment
PPL projects lower segment earnings in 2015 compared with 2014, primarily driven by higher operation and maintenance expense, higher depreciation and higher financing costs, partially offset by higher transmission margins and returns on distribution improvement capital investments.

Corporate and Other
PPL projects lower costs in this category in 2015 compared with 2014, primarily driven by the reduction of dissynergies related to the Supply business spinoff through corporate restructuring efforts and lower income taxes.

PPL Corporation (NYSE: PPL), with 2014 revenues of $11.5 billion, is one of the largest companies in the U.S. utility sector. The PPL family of companies delivers electricity and natural gas to about 10 million customers in the United States and United Kingdom. In June 2014, PPL announced an agreement to combine its competitive generation business with the competitive generation business of Riverstone Holdings LLC to form Talen Energy Corporation, an independent power producer. More information is available at www.pplweb.com.

 (Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share.)

Conference Call and Webcast

PPL invites interested parties to listen to a live Internet webcast of management's teleconference with financial analysts about annual and fourth quarter 2014 financial results at 8:30 a.m. Eastern Time Thursday, February 5. The meeting is available online live, in audio format, along with slides of the presentation, on PPL's website:  www.pplweb.com. The webcast will be available for replay on the PPL website for 30 days. Interested individuals also can access the live conference call via telephone at 1-888-346-8683. International participants should call 1-412-902-4270.

“Earnings from ongoing operations,” also referred to as “ongoing earnings,” should not be considered as an alternative to reported earnings, or net income attributable to PPL shareowners, which is an indicator of operating performance determined in accordance with U.S. generally accepted accounting principles (GAAP). PPL believes that “earnings from ongoing operations,” although a non-GAAP financial measure, is also useful and meaningful to investors because it provides management’s view of PPL’s fundamental earnings performance as another criterion in making investment decisions. PPL’s management also uses “earnings from ongoing operations” in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

“Earnings from ongoing operations” is adjusted for the impact of special items. Special items include:
• Adjusted energy-related economic activity (as discussed below).
• Unrealized gains or losses on foreign currency-related economic hedges.
• Gains and losses on sales of assets not in the ordinary course of business.
• Impairment charges (including impairments of securities in the company’s nuclear decommissioning trust funds).
• Workforce reduction and other restructuring effects.
• Acquisition and disposition-related adjustments.
• Other charges or credits that are, in management’s view, not reflective of the company’s ongoing operations.

Adjusted energy-related economic activity includes the changes in fair value of positions used to economically hedge a portion of the economic value of the competitive generation assets, full-requirement sales contracts and retail activities. This economic value is subject to changes in fair value due to market price volatility of the input and output commodities (e.g., fuel and power) prior to the delivery period that was hedged. Adjusted energy-related economic activity also includes the ineffective portion of qualifying cash flow hedges and premium amortization associated with options. Unrealized gains and losses related to this activity are deferred and included in earnings from ongoing operations over the delivery period of the item that was hedged or upon realization. Management believes that adjusting for such amounts provides a better matching of earnings from ongoing operations to the actual amounts settled for PPL’s underlying hedged assets. Please refer to the Notes to the Consolidated Financial Statements and MD&A in PPL Corporation’s periodic filings with the Securities and Exchange Commission for additional information on adjusted energy-related economic activity.

“Regulated utility earnings from ongoing operations,” should not be considered as an alternative to reported earnings, or net income attributable to PPL shareowners, which is an indicator of operating performance determined in accordance with GAAP.  PPL believes that “regulated utility earnings from ongoing operations,” although a non-GAAP financial measure, is also useful and meaningful to investors because it provides management’s view of PPL’s earnings as if the anticipated spinoff of PPL Energy Supply was completed.  Other companies may use different measures to present financial performance.  “Regulated utility earnings from ongoing operations” is adjusted for the impact of special items as described above.  It is also adjusted for the Supply segment’s earnings, as the segment is expected to be disposed of upon completion of the announced spinoff of PPL Energy Supply. “2014 regulated utility earnings from ongoing operations (adjusted)” also reflects, within the Corporate and Other category, the full impact of spinoff dissynergies that would remain with PPL after the completion of the anticipated transaction, if left unmitigated. Due to the forward-looking nature of any forecasted regulated utility earnings from ongoing operations for future periods, information to reconcile this non-GAAP financial measure to the most directly comparable GAAP financial measure is not available at this time, as the company is unable to forecast all special items.

Statements contained in this news release, including statements with respect to future earnings, cash flows, financing, regulation and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions affecting customer energy usage and operating costs; the effect of any business or industry restructuring, including the ability of PPL Corporation to realize all or a significant portion of the anticipated cost savings from the corporate restructuring efforts currently underway; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of generating plants and other facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset or business acquisitions and dispositions; any impact of hurricanes or other severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension expense and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual terrorism or war or other hostilities; foreign exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

#     #     #

Note to Editors: Visit PPL’s media website at www.pplnewsroom.com for additional news and background about PPL Corporation and its subsidiaries.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (a)

Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)
	December 31,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$1,751	$1,102
Short-term investments	120
Accounts receivable	1,094	1,020
Unbilled revenues	735	835
Fuel, materials and supplies	836	702
Price risk management assets - current	1,158	942
Other current assets	465	552
Investments	985	907
Property, Plant and Equipment
Regulated utility plant	30,568	27,755
Less: Accumulated depreciation - regulated utility plant	5,361	4,873
Regulated utility plant, net	25,207	22,882
Non-regulated property, plant and equipment	12,819	13,306
Less: Accumulated depreciation - non-regulated property, plant and equipment	6,404	6,172
Non-regulated property, plant and equipment, net	6,415	7,134
Construction work in progress	2,975	3,071
Property, Plant and Equipment, net	34,597	33,087
Regulatory assets - noncurrent	1,562	1,246
Goodwill and other intangibles	4,930	5,172
Price risk management assets - noncurrent	319	337
Other noncurrent assets	312	357
Total Assets	$48,864	$46,259

Liabilities and Equity
Short-term debt	$1,466	$701
Long-term debt due within one year	1,535	315
Accounts payable	1,356	1,308
Price risk management liabilities - current	1,126	829
Other current liabilities	1,960	1,759
Long-term debt	18,856	20,592
Deferred income taxes and investment tax credits	4,609	4,270
Price risk management liabilities - noncurrent	252	415
Accrued pension obligations	1,756	1,286
Assets retirement obligations	739	687
Regulatory liabilities - noncurrent	992	1,048
Other noncurrent liabilities	589	583
Common stock and additional paid-in capital	9,440	8,322
Earnings reinvested	6,462	5,709
Accumulated other comprehensive loss	(2,274)	(1,565)
Total Liabilities and Equity	$48,864	$46,259

(a)
The Financial Statements in this news release have been condensed and summarized for purposes of this presentation.  Please refer to PPL Corporation’s periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, Except Share Data)
	Three Months Ended December 31,		Year Ended December 31,

	2014	2013	2014	2013

Operating Revenues
Utility	$1,930	$1,857	$7,782	$7,201
Unregulated wholesale energy	1,605	529	1,808	2,909
Unregulated retail energy	330	268	1,239	1,023
Energy-related businesses	158	165	670	588
Total Operating Revenues	4,023	2,819	11,499	11,721

Operating Expenses
Operation
Fuel	460	480	2,161	1,944
Energy purchases	1,325	304	1,041	1,967
Other operation and maintenance	721	770	2,803	2,779
Loss on lease termination		697		697
Depreciation	307	297	1,220	1,142
Taxes, other than income	91	90	374	351
Energy-related businesses	136	160	628	563
Total Operating Expenses	3,040	2,798	8,227	9,443

Operating Income	983	21	3,272	2,278

Other Income (Expense) - net	78	(42)	118	(23)

Other-Than-Temporary Impairments			2	1

Interest Expense	249	247	1,024	994

Income (Loss) from Continuing Operations Before Income Taxes	812	(268)	2,364	1,260

Income Taxes	261	(166)	781	163

Income (Loss) from Continuing Operations After Income Taxes	551	(102)	1,583	1,097

Income (Loss) from Discontinued Operations (net of income taxes)	144	4	154	34

Net Income (Loss)	695	(98)	1,737	1,131

Net Income Attributable to Noncontrolling Interests				1

Net Income (Loss) Attributable to PPL Shareowners	$695	$(98)	$1,737	$1,130

Amounts Attributable to PPL Shareowners:
Income (Loss) from Continuing Operations After Income Taxes	$551	$(102)	$1,583	$1,096
Income (Loss) from Discontinued Operations (net of income taxes)	144	4	154	34
Net Income (Loss)	$695	$(98)	$1,737	$1,130

Earnings Per Share of Common Stock:
Income (Loss) from Continuing Operations After Income Taxes Available to PPL Common Shareowners:
Basic	$0.82	$(0.16)	$2.41	$1.79
Diluted (a)	$0.82	$(0.16)	$2.38	$1.71
Net Income (Loss) Available to PPL Common Shareowners:
Basic	$1.04	$(0.16)	$2.64	$1.85
Diluted (a)	$1.04	$(0.16)	$2.61	$1.76

Weighted-Average Shares of Common Stock Outstanding
(in thousands)
Basic	665,205	630,192	653,504	608,983
Diluted (a)	667,263	630,192	665,973	663,073

(a)	As a result of a reported loss, diluted earnings per share for the three months ended December 31, 2013 exclude incremental shares as they were anti-dilutive.

PPL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	2014	2013	2012
Cash Flows from Operating Activities
Net income	$1,737	$1,131	$1,531
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,237	1,161	1,100
Amortization	228	222	186
Defined benefit plans - expense	90	176	166
Deferred income taxes and investment tax credits	640	72	424
Unrealized (gains) losses on derivatives, and other hedging activities	(175)	236	27
Pre-tax gain from the sale of the Montana hydroelectric generation business (Note 8)	(246)
Loss on lease termination (net of $271 million cash payment)		426
Adjustment to WPD line loss accrual	65	45	(90)
Stock compensation expense	64	51	49
Other	57	49	31
Change in current assets and current liabilities
Accounts receivable	(83)	(165)	7
Fuel, materials and supplies	(134)	(27)	(18)
Taxes payable	158	20	24
Uncertain tax positions		(114)	(4)
Other	149	(64)	(27)
Other operating activities
Defined benefit plans - funding	(419)	(563)	(607)
Other operating activities	35	201	(35)
Net cash provided by operating activities	3,403	2,857	2,764
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(4,090)	(4,212)	(3,105)
Expenditures for intangible assets	(95)	(95)	(71)
Proceeds from the sale of Montana hydroelectric generation business	900
Ironwood Acquisition, net of cash acquired			(84)
Purchases of nuclear plant decommissioning trust investments	(170)	(159)	(154)
Proceeds from the sale of nuclear plant decommissioning trust investments	154	144	139
Proceeds from the receipt of grants	164	4	4
Purchases of other investments	(120)
Net (increase) decrease in restricted cash and cash equivalents	(89)	(20)	96
Other investing activities	17	43	52
Net cash used in investing activities	(3,329)	(4,295)	(3,123)
Cash Flows from Financing Activities
Issuance of long-term debt	296	2,038	1,223
Retirement of long-term debt	(546)	(747)	(108)
Repurchase of common stock		(74)
Issuance of common stock	1,074	1,411	72
Payment of common stock dividends	(967)	(878)	(833)
Redemption of preference stock of a subsidiary			(250)
Debt issuance and credit facility costs	(22)	(49)	(17)
Contract adjustment payments on Equity Units	(22)	(82)	(94)
Net increase (decrease) in short-term debt	777	49	74
Other financing activities	(7)	(37)	(19)
Net cash provided by financing activities	583	1,631	48
Effect of Exchange Rates on Cash and Cash Equivalents	(8)	8	10
Net Increase (Decrease) in Cash and Cash Equivalents	649	201	(301)
Cash and Cash Equivalents at Beginning of Period	1,102	901	1,202
Cash and Cash Equivalents at End of Period	$1,751	$1,102	$901

Key Indicators (Unaudited)

	12 Months Ended
	December 31,
Financial	2014	2013

Dividends declared per share of common stock	$1.49	$1.47
Book value per share (a)(b)	$20.47	$19.78
Market price per share (a)	$36.33	$30.09
Dividend yield	4.1%	4.9%
Dividend payout ratio (c)	57%	84%
Dividend payout ratio - earnings from ongoing operations (c)(d)	61%	60%
Price/earnings ratio (c)	13.9	17.1
Price/earnings ratio - earnings from ongoing operations (c)(d)	14.8	12.3
Return on average common equity	13.0%	9.8%
Return on average common equity - earnings from ongoing operations (d)	12.2%	13.9%

(a)	End of period.
(b)	Based on 665,849 and 630,321 shares of common stock outstanding (in thousands) at December 31, 2014 and December 31, 2013.
(c)	Based on diluted earnings per share.
(d)	Calculated using earnings from ongoing operations, which is a non-GAAP financial measure that excludes the impact of special items, as described in the text and tables of this news release.

Operating - Domestic & International Electricity Sales (Unaudited)

	3 Months Ended December 31,			12 Months Ended December 31,
			Percent			Percent
(GWh)	2014	2013	Change	2014	2013	Change

Domestic Retail Delivered
PPL Electric Utilities	9,073	9,216	(1.6%)	37,026	36,760	0.7%
LKE	7,510	7,549	(0.5%)	31,543	31,088	1.5%
Total	16,583	16,765	(1.1%)	68,569	67,848	1.1%

Domestic Retail Supplied (a)
PPL EnergyPlus	3,610	3,400	6.2%	14,825	13,476	10.0%
LKE	7,510	7,549	(0.5%)	31,543	31,088	1.5%
Total	11,120	10,949	1.6%	46,368	44,564	4.0%

International Delivered
United Kingdom	18,859	19,177	(1.7%)	75,813	78,219	(3.1%)

Domestic Wholesale
PPL EnergyPlus - East	10,723	14,876	(27.9%)	49,632	52,836	(6.1%)
PPL EnergyPlus - West	1,093	1,341	(18.5%)	5,358	5,905	(9.3%)
LKE (b)	514	632	(18.7%)	2,365	2,383	(0.8%)
Total	12,330	16,849	(26.8%)	57,355	61,124	(6.2%)

(a)
Represents GWh supplied by PPL EnergyPlus to PPL Electric Utilities as PLR, and to other retail customers in Pennsylvania, New Jersey, Montana, Delaware, Maryland and Washington D.C.  Also includes GWh supplied by LKE to retail customers in Kentucky Virginia and Tennessee.

(b)	Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Reported Earnings (Loss) to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

4th Quarter 2014	(millions of dollars)
	U.K.	Kentucky	Pennsylvania		Corporate
	Regulated	Regulated	Regulated	Supply	and Other	Total
Reported Earnings (Loss)	$294	$65	$69	$291	$(24)	$695
Special Items (expense) benefit:
Adjusted energy-related economic activity, net				110		110
Foreign currency-related economic hedges	55					55
Spinoff of PPL Energy Supply:
Change in tax valuation allowances					3	3
Transition and transaction costs				(1)	(4)	(5)
Separation benefits				(3)	(1)	(4)
Sale of Montana hydroelectric generating facilities				137		137
Other:
Mechanical contracting and engineering revenue adjustment				10		10
Separation benefits - bargaining unit voluntary program				1		1
Total Special Items	55			254	(2)	307
Earnings from Ongoing Operations	$239	$65	$69	$37	$(22)	$388

	(per share - diluted)
	U.K.	Kentucky	Pennsylvania		Corporate
	Regulated	Regulated	Regulated	Supply	and Other	Total
Reported Earnings (Loss)	$0.44	$0.10	$0.10	$0.43	$(0.03)	$1.04
Special Items (expense) benefit:
Adjusted energy-related economic activity, net				0.16		0.16
Foreign currency-related economic hedges	0.08					0.08
Sale of Montana hydroelectric generating facilities				0.20		0.20
Other:
Mechanical contracting and engineering revenue adjustment				0.02		0.02
Total Special Items	0.08			0.38		0.46
Earnings from Ongoing Operations	$0.36	$0.10	$0.10	$0.05	$(0.03)	$0.58

Reconciliation of Segment Reported Earnings (Loss) to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date December 31, 2014	(millions of dollars)
	U.K.	Kentucky	Pennsylvania		Corporate
	Regulated	Regulated	Regulated	Supply	and Other	Total
Reported Earnings (Loss)	$982	$312	$263	$307	$(127)	$1,737
Special Items (expense) benefit:
Adjusted energy-related economic activity, net				(6)		(6)
Foreign currency-related economic hedges	127					127
Kerr Dam Project impairment				(10)		(10)
Spinoff of PPL Energy Supply:
Change in tax valuation allowances					(46)	(46)
Transition and transaction costs				(1)	(17)	(18)
Separation benefits				(10)	(12)	(22)
Sale of Montana hydroelectric generating facilities				137		137
Other:
Change in WPD line loss accrual	(52)					(52)
Mechanical contracting and engineering revenue adjustment				10		10
Separation benefits - bargaining unit voluntary program			(2)	(10)		(12)
Total Special Items	75		(2)	110	(75)	108
Earnings from Ongoing Operations	$907	$312	$265	$197	$(52)	$1,629

Reconciliation of Segment Reported Earnings (Loss) to Earnings from Ongoing Operations to Regulated Utility Earnings from Ongoing Operations (Adjusted)
(After-Tax)
(Unaudited)

Year-to-Date December 31, 2014	(per share - diluted) (a)
	U.K.	Kentucky	Pennsylvania			Corporate
	Regulated	Regulated	Regulated	Supply		and Other	Total
Reported Earnings (Loss)	$1.48	$0.47	$0.39		$0.46	$(0.19)	$2.61
Special Items (expense) benefit:
Adjusted energy-related economic activity, net					(0.01)		(0.01)
Foreign currency-related economic hedges	0.19						0.19
Kerr Dam Project impairment					(0.02)		(0.02)
Spinoff of PPL Energy Supply:
Change in tax valuation allowances						(0.07)	(0.07)
Transition and transaction costs						(0.02)	(0.02)
Separation benefits					(0.01)	(0.02)	(0.03)
Sale of Montana hydroelectric generating facilities					0.20		0.20
Other:
Change in WPD line loss accrual	(0.08)						(0.08)
Mechanical contracting and engineering revenue adjustment					0.02		0.02
Separation benefits - bargaining unit voluntary program			(0.01)		(0.01)		(0.02)
Total Special Items	0.11		(0.01)		0.17	(0.11)	0.16
Earnings from Ongoing Operations	$1.37	$0.47	$0.40		$0.29	$(0.08)	$2.45

Regulated Utility Earnings Adjustments (expense) benefit:
Supply segment earnings from ongoing operations (b)					(0.29)		(0.29)
Dissynergies related to the spinoff of PPL Energy Supply: (c)
Indirect O&M						(0.07)	(0.07)
Interest expense						(0.05)	(0.05)
Depreciation						(0.01)	(0.01)
Total Regulated Utility Earnings Adjustments					(0.29)	(0.13)	(0.42)
Regulated Utility Earnings from Ongoing Operations (Adj.)	$1.37	$0.47	$0.40	$		$(0.21)	$2.03

(a)
The "If-Converted Method" has been applied to PPL's 2011 Equity Units prior to settlement, resulting in $9 million of interest charges (after-tax) being added back to earnings for the twelve months ended December 31, 2014, and approximately 11 million shares of PPL Common Stock being treated as outstanding.  Both adjustments are only for purposes of calculating diluted earnings per share.

(b)	To remove Supply segment earnings from ongoing operations as the segment is expected to be disposed of as a result of the announced spinoff of PPL Energy Supply.

(c)	Represents 2014 costs allocated to the Supply segment that will remain with PPL after the expected spinoff of PPL Energy Supply.

Reconciliation of Segment Reported Earnings (Loss) to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

4th Quarter 2013	(millions of dollars)
	U.K.	Kentucky	Pennsylvania		Corporate
	Regulated	Regulated	Regulated	Supply	and Other	Total
Reported Earnings (Loss)	$181	$80	$49	$(394)	$(14)	$(98)
Special Items (expense) benefit:
Adjusted energy-related economic activity, net				(30)		(30)
Foreign currency-related economic hedges	(21)					(21)
Corette asset impairment				(39)		(39)
WPD Midlands acquisition-related adjustments:
Other acquisition-related adjustments	10					10
Other:
LKE discontinued operations		1				1
Loss on Colstrip lease termination to facilitate the sale
of Montana hydro assets				(413)		(413)
Total Special Items	(11)	1		(482)		(492)
Earnings from Ongoing Operations	$192	$79	$49	$88	$(14)	$394

	(per share - diluted)
	U.K.	Kentucky	Pennsylvania		Corporate
	Regulated	Regulated	Regulated	Supply	and Other	Total
Reported Earnings (Loss) (a)	$0.28	$0.12	$0.07	$(0.61)	$(0.02)	$(0.16)
Special Items (expense) benefit:
Adjusted energy-related economic activity, net				(0.04)		(0.04)
Foreign currency-related economic hedges	(0.03)					(0.03)
Corette asset impairment				(0.06)		(0.06)
WPD Midlands acquisition-related adjustments:
Other acquisition-related adjustments	0.01					0.01
Other:
Loss on Colstrip lease termination to facilitate the sale
of Montana hydro assets				(0.62)		(0.62)
Effect of anti-dilutive, incremental shares (a)				(0.02)		(0.02)
Total Special Items	(0.02)			(0.74)		(0.76)
Earnings from Ongoing Operations (b)	$0.30	$0.12	$0.07	$0.13	$(0.02)	$0.60

(a)
As a result of reported losses during the period, primarily due to the Colstrip lease termination, diluted earnings per share for the PPL total exclude incremental shares as they were anti-dilutive.  The impact from the difference in shares is included in the Supply segment.

(b)
The "If-Converted Method" has been applied to PPL's 2011 Equity Units prior to settlement, resulting in $7 million of interest charges (after- tax) being added back to earnings for the three months ended December 31, 2013, and approximately 33 million shares of PPL Common Stock being treated as outstanding.  Both adjustments are only for purposes of calculating diluted earnings per share.

Reconciliation of Segment Reported Earnings (Loss) to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date December 31, 2013	(millions of dollars)
	U.K.	Kentucky	Pennsylvania		Corporate
	Regulated	Regulated	Regulated	Supply	and Other	Total
Reported Earnings (Loss)	$922	$307	$209	$(272)	$(36)	$1,130
Special Items (expense) benefit:
Adjusted energy-related economic activity, net				(77)		(77)
Foreign currency-related economic hedges	(29)					(29)
Corette asset impairment				(39)		(39)
WPD Midlands acquisition-related adjustments:
Separation benefits	(4)					(4)
Other acquisition-related adjustments	8					8
Other:
LKE discontinued operations		2				2
EEI adjustments		1				1
Change in tax accounting method related to repairs				(3)		(3)
Counterparty bankruptcy				1		1
Windfall tax litigation	43					43
Change in WPD line loss accrual	(35)					(35)
Change in U.K. tax rate	84					84
Loss on Colstrip lease termination to facilitate the sale
of Montana hydro assets				(413)		(413)
Total Special Items	67	3		(531)		(461)
Earnings from Ongoing Operations	$855	$304	$209	$259	$(36)	$1,591

	(per share - diluted) (a)
	U.K.	Kentucky	Pennsylvania		Corporate
	Regulated	Regulated	Regulated	Supply	and Other	Total
Reported Earnings (Loss)	$1.43	$0.48	$0.31	$(0.41)	$(0.05)	$1.76
Special Items (expense) benefit:
Adjusted energy-related economic activity, net				(0.11)		(0.11)
Foreign currency-related economic hedges	(0.03)					(0.03)
Corette asset impairment				(0.06)		(0.06)
WPD Midlands acquisition-related adjustments:
Separation benefits	(0.01)					(0.01)
Other acquisition-related adjustments	0.01					0.01
Other:
Change in tax accounting method related to repairs				(0.01)		(0.01)
Windfall tax litigation	0.06					0.06
Change in WPD line loss accrual	(0.05)					(0.05)
Change in U.K. tax rate	0.13					0.13
Loss on Colstrip lease termination to facilitate the sale
of Montana hydro assets				(0.62)		(0.62)
Total Special Items	0.11			(0.80)		(0.69)
Earnings from Ongoing Operations	$1.32	$0.48	$0.31	$0.39	$(0.05)	$2.45

(a)
The "If-Converted Method" has been applied to PPL's Equity Units prior to settlement, resulting in $44 million of interest charges (after-tax) being added back to earnings for the twelve months ended December 31, 2013, and approximately 53 million shares of PPL Common Stock being treated as outstanding.  Both adjustments are only for purposes of calculating diluted earnings per share.